Exhibit 10.4

Amendment to Leases

dated the 14th of June, 2013 and

the 1st of November, 2015

by and between

Long Island High Technology Incubator, Inc., as Landlord,

and Applied DNA Sciences, Inc., as Tenant.

This Amendment to Leases (the "Amendment") made as of the 4th of November 2019, by and between Long Island High Technology Incubator, Inc., a nonprofit education corporation existing under the laws of the State of New York having its principal place of business located at 25 Health Sciences Drive, Stony Brook NY 11790 (the "Landlord") and Applied DNA Sciences, Inc., having its principal place of business located at 25 Health Sciences Drive, Stony Brook, NY 11790 (the "Tenant");

WITNESSETH:

WHEREAS Landlord and Tenant entered into a certain Lease Agreement (the "Original Lease") dated the 14th of June, 2013 to lease approximately 30,000 rentable square feet of space within and forming a part of the building known as 50 Health Sciences Drive, Stony Brook NY (the "Original Demised Premises"); and

WHEREAS Landlord and Tenant entered into a certain Lease Agreement (the "Second Lease"; collectively, along with the Original Lease, the "Lease") dated November 1, 2015 to lease approximately 1,500 rentable square feet of space designated as Suites 103 and 112 within and forming a part of the building known as 25 Health Sciences Drive, Stony Brook NY (the "Additional Demised Premises"; collectively, along with the Original Demised Premises, the "Demised Premises"); and

WHEREAS the Second Lease had been extended; and

WHEREAS the parties wish to amend the Lease, clarify the parties' rights and obligations set forth in the Lease and modify the terms of the Lease;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, notwithstanding anything to the contrary contained in the Lease, the parties hereinafter agree as follows:

1.	The expiration of the Lease shall be modified to expire on January 15, 2020. Tenant acknowledges and agrees that Landlord has given Tenant no assurances of Tenant's right to remain at the Demised Premises past January 15, 2020.

2.	Commencing November 1, 2019, Tenant's Monthly Base Rent shall be forty four hundred sixty five and 26/100 dollars ($40,465.26) per month for the Original Demised Premises, calculated per the Original Lease using the Consumer Price Index - New York - Newark - Jersey City, NY - NJ - PA (1982-84 - 100) for Urban Wage Earners and Clerical Workers - (CPI-W), and four thousand five hundred ($4,500) per month for the Additional Demised Premises, calculated at $36 per square foot per year- an aggregate rental amount of forty four thousand nine hundred sixty five and 26/100 dollars ($44,965.26) per month.

3.	Additionally, Tenant shall continue to pay its utility costs for the Original Demised Premises.

4.	Tenant acknowledges and agrees that that it does not have a right of first refusal to lease the Demised Premises nor does Tenant have any options to renew the Lease.

5.	Tenant agrees that Landlord should make the various repairs at the Demised Premises and/or in the buildings that house the Demised Premises (the "Repairs"). Tenant acknowledges that such repairs would otherwise be Tenant's responsibility and accordingly, Tenant authorizes and consents to Landlord's use of Tenant's Security Deposit for the cost of making the Repairs.

6.	Tenant's Security Deposit shall be adjusted to an amount equal to two (2) months' Total Rent, which is eighty nine thousand nine hundred thirty and 51/100 dollars ($89,930.51). Currently Landlord is holding a Security Deposit in the amount of fifty eight thousand seven hundred fifty and 00/100 dollars ($58,750). Additionally, Landlord intends to use a portion of Security Deposit to make the Repairs. Tenant shall pay the balance owed for the Security Deposit, currently thirty one thousand one hundred eight and 51/100 dollars ($31,180.51), in monthly installments as determined, but not to exceed twelve thousand four hundred seventy two and 21/100 dollars ($12,472.21) per month during period of this Amendment, in Landlord's discretion.

7.	Landlord shall reimburse Tenant for the documented, direct costs incurred by Tenant during the period between 01/01/2017 - 12/31/18 due to basement flooding within thirty (30) days of receiving reasonable and appropriate backup supporting such costs.

8.	Notwithstanding anything to the contrary in this Amendment, all other terms and conditions of the Lease, shall remain in full force and effect and shall apply equally to the Additional Space. All terms and conditions of the Lease and any amendments shall be construed in accordance with same.

[signature page to follow]

IN WITNESS WHEREOF, the parties have respectively signed and sealed this Amendment to the Leases as of the day and year first above written.

WITNESS	Long Island High Technology Incubator, Inc.

/s/ Mary Walton	/s/ Matthew Stadler
Mary Walton	Matthew Stadler
Secretary of the Board	Executive Director

WITNESS	Applied DNA Sciences, Inc.

/s/ Beth Jantzen
By: Beth Jantzen
Title: CFO

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